Investing for the long run® COVID-19 Update April 5, 2021 Exhibit 99.1

Investing for the Long Run® | 2 Rent Paid 98% Rent Deferred — Rent Not Paid 2% 98% 2% March Rent Payment Status Total March Rent Due % of total ABR % of March rent due and paid (1) Industrial 25% 100% Warehouse 22% 97% Office 23% 99% Retail 18% 96% Fitness, Theater and Restaurants 1% 45% Self Storage (net lease) 5% 100% Other (2) 6% 100% Total 100% 98% % of total ABR % of March rent due and paid (1) U.S. 61% 99% Europe 37% 95% Other (3) 2% 100% Total 100% 98% WPC has collected 98% of March rent due Property Type Geography Note: ABR presented as of December 31, 2020, unless otherwise noted. Percentages may not add to totals due to rounding. (1) Reflects payments from tenants with rental payments due from February 20, 2021 to March 19, 2021 expressed as a percentage of ABR. Excludes rent paid in advance of the March collection period. (2) Includes net lease lodging assets, education facilities, laboratories and student housing properties. (3) Includes Canada, Mexico and Japan. % of ABR from March rent due (1)

Investing for the Long Run® | 3 Disclosures The following metrics are used in this presentation: Pro Rata Metrics This presentation contains certain metrics prepared under the pro rata consolidation method. We refer to these metrics as pro rata metrics. We have a number of investments, usually with our affiliates, in which our economic ownership is less than 100%. Under the full consolidation method, we report 100% of the assets, liabilities, revenues and expenses of those investments that are deemed to be under our control or for which we are deemed to be the primary beneficiary, even if our ownership is less than 100%. Also, for all other jointly owned investments, which we do not control, we report our net investment and our net income or loss from that investment. Under the pro rata consolidation method, we present our proportionate share, based on our economic ownership of these jointly owned investments, of the assets, liabilities, revenues and expenses of those investments. Multiplying each of our jointly owned investments’ financial statement line items by our percentage ownership and adding or subtracting those amounts from our totals, as applicable, may not accurately depict the legal and economic implications of holding an ownership interest of less than 100% in our jointly owned investments. ABR ABR represents contractual minimum annualized base rent for our net-leased properties and reflects exchange rates as of December 31, 2020. If there is a rent abatement, we annualize the first monthly contractual base rent following the free rent period. ABR is not applicable to operating properties and is presented on a pro rata basis. Note: Given the significant uncertainty regarding the duration and severity of the impact of the COVID-19 pandemic, the Company is unable to predict its tenants’ continued ability to pay rent. Therefore, information provided regarding historical rent collections should not serve as an indication of expected future rent collections. Amounts may not sum to totals due to rounding. Past performance does not guarantee future results.